EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-180313) pertaining to the 2011 Incentive Compensation Plan of Caesarstone Sdot-Yam Ltd. and Registration Statement on Form F-3 (File No. 333-187645), of our report dated February 12, 2014, with respect to the consolidated financial statements of Caesarstone Australia Pty Ltd included in Caesarstone Sdot-Yam Ltd.’s annual report on Form 20-F for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Grant Thornton Australia Ltd
Grant Thornton Australia Ltd
Melbourne, Australia
May 13, 2014